Exhibit 3.2

STATE OF SOUTH CAROLINA
SECRETARY OF STATE

ARTICLES OF AMENDMENT

                Pursuant to Section 33-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.	The name of the corporation is Congaree Bancshares, Inc.

2.	On March 13, 2006, the corporation adopted the following Amendments to its Articles of Incorporation:

RESOLVED, that Article 3 of the Articles is hereby deleted in its entirety and replaced with the following: “The Corporation shall have the authority, exercisable by its board of directors, to issue up to 10,000,000 shares of voting common stock, par value $.01 per share, and to issue up to 10,000,000 shares of preferred stock, par value $.01 per share. The board of directors shall have the authority to specify the preferences, limitations and relative rights of each class of preferred stock.”

3.

The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert “not applicable” or “NA”).

N/A

4.		Complete either a or b, whichever is applicable.
	a.	☒	Amendment(s) adopted by shareholder action.
At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:

	Number of	Number of	Number of Votes	Number of Undisputed*
Voting	Outstanding	Votes Entitled	Represented at	Shares Voted
Group	Shares	to be Cast	the meeting	For	Against
Common	10	10	10	10	0

*NOTE:

Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number cast for the amendment by each voting group was sufficient for approval by that voting group.

b.

☐ The Amendment(s) was duly adopted by the incorporator or board of directors without shareholder approval pursuant to §33-6-102(d), 33-10-102 and 33-10-105 of the 1976 South Carolina Code as amended, and shareholder action was not required.

5.	Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See §33-1-230(b)):

DATE: March 13, 2006	CONGAREE BANCSHARES, INC.

	By:	/s/ Franklin H. Ray, Jr.
FRANKLIN H. RAY, JR.
	Its:	PRESIDENT

FILING INSTRUCTIONS

1.	Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2.	If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3.	Filing fees and taxes payable to the Secretary of State at time of filing application.

Filing Fee	$10.00
Filing tax	100.00
Total	$110.00